THE MOSAIC COMPANY

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

This GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT, including any additional terms and conditions for non-U.S. Participants set forth in the Appendix attached hereto (the “Appendix,” and together with the Global Restricted Stock Unit Award Agreement, the “Award Agreement”) is dated this ____ day of ________, 202[__], from The Mosaic Company, a Delaware corporation (the “Company”) to _____ (the “Participant”). The “Grant Date” shall be ________, 202[__]. The “Performance Period” shall begin on the Grant Date and end on the date that is three (3) years after the Grant Date.
1.    Award. The Company hereby grants to Participant an award of _____ restricted stock units (“RSUs”), each RSU representing the right to receive one share of common stock of the Company, par value $.01 per share (the “Common Stock”), according to the terms and conditions set forth herein and in The Mosaic Company 2023 Stock and Incentive Plan (the “Plan”). The RSUs are granted under Sections 6(c) and (f) of the Plan. A copy of the Plan will be furnished upon request of Participant.
2.    Vesting; Forfeiture; Early Vesting.
(a)    Except as otherwise provided in this Award Agreement, the RSUs shall vest in accordance with the following schedule:

On Each of the Following Dates	Number of RSUs Vested
_________, ____

(b)    Except as provided in Sections 2(c), (d) and (e), if Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not terminated for Cause, prior to vesting of the RSUs pursuant to Section 2(a) hereof, all of Participant’s rights to all of the unvested RSUs shall be immediately and irrevocably forfeited.
(c)    Notwithstanding Sections 2(a), 2(b) or anything else in this Award Agreement to the contrary:
(i)    all of Participant’s unvested RSUs shall vest upon the Participant’s death;
(ii)    all of Participant’s unvested RSUs shall vest if Participant is determined to be disabled under the Company’s long-term disability plan, or considered disabled to an equivalent extent by the Committee or its delegate, prior to the Service Completion Date;
(iii)    a fraction of Participant’s unvested RSUs shall vest upon the Company’s or an Affiliate’s termination of Participant’s employment without Cause (other than a Qualified CIC Termination) on or after the one-year anniversary of the commencement of the Performance Period (calculated based on the number of full months elapsed in the Performance Period prior to the employment termination date divided by the total months in the Performance Period); or
(iv)    if Participant retires from the Company or an Affiliate at age sixty (60) or older with at least five years of service (or pursuant to early retirement with the consent of the
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Committee), Participant will be treated as if he or she had continued in service through the applicable vesting period in Section 2(a) above, and the Shares underlying the RSUs will be issued in accordance with the applicable vesting schedule.
(d)    Notwithstanding Sections 2(a), 2(b) or anything else in this Award Agreement to the contrary, in the event of a Change in Control (other than a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act) the Participant’s RSUs shall vest effective as of the date of the Change in Control, provided that upon a Change in Control specified in Section 3(a)(iv), the Participant’s RSUs shall vest effective immediately prior to consummation of the liquidation or dissolution provided that the liquidation or dissolution subsequently occurs.
(e)    Notwithstanding Section 2(b) or anything else in this Award Agreement to the contrary, in the event Participant experiences a Qualified CIC Termination (other than following a Change in Control upon or prior to which the RSUs vest, as listed Section 2(d)), the Participant’s RSUs shall vest as of the date of Participant’s termination of employment.
3.    Certain Definitions.
(a)    “Change in Control” shall mean:
(i)    a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,
(ii)    35% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
(iii)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring
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entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or
(iv)    approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company, provided that a “Change in Control” shall only be deemed to have occurred immediately prior to the consummation of such liquidation or dissolution, provided that such consummation subsequently occurs.

Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under Section 409A.

(b)    “Qualified CIC Termination” shall mean (i) the Company’s or an Affiliate’s termination of Participant’s employment without Cause or Participant’s termination of employment for Good Reason, and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(a)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).

(c)    “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony (or crime of similar magnitude under applicable non-U.S. laws) or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
(d)    “Good Reason” shall mean: (i) a material diminution in Participant’s authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company or an Affiliate that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary, bonus or incentive opportunity. Good Reason shall not exist if (i) Participant expressly consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.
4.    Restrictions on Transfer. The RSUs shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the RSUs vest pursuant to Section 2 hereof, none of the RSUs or the shares of Common Stock issuable upon vesting thereof (the “Shares”) may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the RSUs or the Shares, whether voluntarily or involuntarily, by operation of law or otherwise,
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shall vest the purported transferee with any interest or right in or with respect to the RSUs or the Shares. Notwithstanding the foregoing, Participant may, if permitted by the Company and in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the RSUs upon the death of Participant, and Common Stock and any other property with respect to the RSUs upon the death of Participant shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such Common Stock or other property.
5.    Adjustments. If any RSUs vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if such RSUs had vested prior to the event changing the number or character of the outstanding Common Stock. In the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act there shall be substituted for each share of Common Stock available upon vesting of the RSUs granted under this Award Agreement the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

    6.    Issuance.

(a)     Issuance Upon Death Under Section 2(c)(i), Disability Under Section 2(c)(ii) or Termination Without Cause Under Section 2(c)(iii). As soon as administratively practicable following the vesting of RSUs upon death or disability as defined under the Company’s long-term disability plan, the Company shall cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested Shares (less any Shares withheld to pay withholding taxes). As soon as administratively practicable following the vesting of RSUs upon Participant’s termination by the Company or an Affiliate without Cause under Section 2(c)(iii), the Company shall cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested Shares (less any Shares withheld to pay withholding taxes); provided, however, that, to the extent that Section 409A applies and Participant is a specified employee for purposes of Section 409A, payment shall occur the first day of the seventh month following the date of the Participant’s termination of employment.

(b)    Issuance Other Than Upon Death and Disability. As soon as administratively practicable following the completion of the vesting schedule in Section 2(a), the Company shall cause to be issued, for vested RSUs, Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any Shares withheld to pay withholding taxes). The value of any fractional Shares shall be paid in cash at the same time.

(c)    Change in Control.

(i)    Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), then Participant shall receive, within ten (10) days of the occurrence of such Change in Control, a cash payment from the Company in an amount based on the number of Shares
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vested under Section 2(d) multiplied by the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place.

(ii)    If there is a Change in Control as described under Section 2(e), then, within ten (10) days of Participant’s Qualified CIC Termination, the Company shall promptly cause to be issued the number and class of whole shares determined under Section 5 hereof registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, subject to Section 8(a). The value of any fractional Shares shall be paid in cash at the same time. To the extent that Section 409A applies and Participant is a specified employee for purposes of Section 409A, payment shall occur the first day of the seventh month following the date of the Participant’s termination of employment (rather than within ten (10) days of Participant’s Qualified CIC Termination).

    Upon the issuance of Shares or payments under this Section, Participant’s RSUs shall be cancelled.

7.    Dividend Equivalents. Notwithstanding Section 6 hereof, for record dates that occur before a Share is issued in accordance with Section 6 hereof, Participant shall be entitled to receive, with respect to each Share that is so issued, dividend equivalent amounts if dividends are declared by the Board of Directors on Common Stock. The dividend equivalent amounts shall be an amount of cash per share that is issued pursuant to this Award Agreement equal to the dividends per share paid to common stockholders of the Company on a share of Common Stock during the Performance Period. The dividend equivalent amounts shall be accrued (without interest and earnings) rather than paid when a dividend is paid on a share of Common Stock. If a RSU is forfeited, the dividend equivalents on the RSU are forfeited. The Company shall pay the dividend equivalents on a RSU when the Company issues a Share for the RSU.
8.    Miscellaneous.
(a)    Income Tax Matters.
(i)    Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate which employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to the settlement of any RSUs and the receipt of any dividends or dividend equivalents; and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)    Pursuant to Section 8 of the Plan, the Company may take such action as it deems appropriate to ensure that all applicable Tax-Related Items are withheld or collected from such
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Participant. Participant hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods: (A) withholding from Participant’s salary, wages, or any other amounts payable to the Participant, in accordance with applicable law; (B) withholding Shares otherwise issuable to Participant upon settlement of the RSUs; (C) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant upon settlement of the RSUs and submit the proceeds of such sale to the Company; or (D) any other method determined by the Company to be in compliance with Applicable Law. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, Tax-Related Items will be withheld in Shares as provided in Section 8(a)(ii)(B) herein, unless otherwise determined by the Committee.
(iii)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Common Stock) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.

(iv)    Participant agrees to pay the Company or the Employer any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 8(a)(ii). The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.

(v)    To the extent a payment is not paid within the short-term deferral period and is not exempt from Section 409A (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A shall apply. The Company intends this Award Agreement to comply with Section 409A and will interpret this Award Agreement in a manner that complies with Section 409A. For example, the term “termination” shall be interpreted to mean a separation from service under Section 409A and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with Section 409A, Participant shall be responsible for all Tax-Related Items and penalties under this Award Agreement (the Company and its employees shall not be responsible for such Tax-Related Items and penalties).

(b)    Clawback. This Award Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and any New York Stock Exchange Listing Rule adopted pursuant thereto, or (iii) Section 9(m) of the Plan relating to forfeiture for misconduct.
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(c)    Plan Provisions Control. In the event that any provision of the Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Award Agreement shall have the meaning ascribed to it in the Plan.
(d)    No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in accordance with the terms hereof.
(e)    No Right to Employment. The issuance of the RSUs or the Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Award Agreement. Nothing in the Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(f)    Governing Law. The validity, construction and effect of the Plan and the Award Agreement, and any rules and regulations relating to the Plan and the Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.
(g)    Severability. If any provision of the Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction or the Award Agreement, and the remainder of the Award Agreement shall remain in full force and effect.
(h)    No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
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(i)    Headings. Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof.
(j)    Securities Matters. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state, or local law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or Participant’s estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. or non-U.S. federal, state or local law or securities exchange and to obtain any such consent or approval of any such governmental authority.
(k)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands that Participant may incur tax consequences in connection with the RSUs granted pursuant to this Award Agreement (and the Shares issuable with respect thereto). Participant understands and agrees that Participant should consult with Participant’s own tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(l)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.
(m)    Appendix. Notwithstanding any provisions in this Global Restricted Stock Unit Award Agreement, the RSUs shall be subject to any additional terms and conditions for non-U.S. Participants set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
(n)    Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country or broker’s country, or the country in which the Common Stock is listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company
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insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

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APPENDIX
TO
THE MOSAIC COMPANY

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Restricted Stock Unit Award Agreement and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs if Participant resides and/or works in one of the countries listed below.

If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the RSUs vest or Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to Participant in the same manner.

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General Provisions Applicable to all Non-U.S. Participants
1.    Nature of Grant. By accepting the RSUs, Participant acknowledges, understands, and agrees that:
(a)    the Plan is established voluntarily by the Company and it is wholly discretionary in nature;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
(d)    Participant is voluntarily participating in the Plan;
(e)    the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)    the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(i)    For purposes of the RSUs, Participant’s termination of employment is deemed to occur as of the date Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”), and unless otherwise determined by the Committee, Participant’s right to vest in the RSUs, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs;
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(j)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(l)    neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

2.    Data Privacy Information and Consent.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

(b)Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Investments and certain of its affiliates (“Fidelity”), which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers. The Company and Fidelity are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.

(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Participant’s period of service with the Employer. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent practicable.

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(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary from or employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the RSUs under the Plan or administer or maintain Participant’s participation in the Plan.

(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact Participant’s local human resources representative.

3.    Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant received this Award Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.    Foreign Asset/Account, Exchange Control and Tax Reporting. Participant acknowledges that Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

5.    Termination of Employment. This provision supplements Section 2(c)(iii) of the Global Restricted Stock Unit Award Agreement:

Notwithstanding any provision of the Award Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable treatment that applies to the RSUs when Participant terminates employment as a result of Participant’s retirement being deemed unlawful and/or discriminatory, the provisions of Section 2(c)(iii) regarding the treatment of the RSUs when Participant terminates employment as a result of Participant’s retirement will not be applicable to the Participant and the remaining provisions of Section 2 will govern.

Approved May 2023

BRAZIL
Terms and Conditions
Compliance with Law. By accepting the RSUs, Participant acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the RSUs and dividend equivalents, the receipt of any dividends, and the sale of the Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the RSUs, Participant agrees that Participant is (i) making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.
Notifications
Exchange Control Information. If Participant is a resident or domiciled in Brazil, Participant may be required to submit a declaration of assets and rights held outside Brazil to the Central Bank of Brazil, depending on the aggregate value of such assets and rights. If the aggregate value of such assets and rights is US$1,000,000 or more but less than US$100,000,000, a declaration must be submitted annually. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares.
Tax on Financial Transaction (IOF). Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from Participant’s participation in the Plan. Participant should consult with his or her personal tax advisor for additional details.
CANADA

Terms and Conditions
Settlement. Notwithstanding any discretion in the Plan or anything to the contrary in this Award Agreement, the RSUs shall be settled only in Shares. This provision is without prejudice to the application of Section 8(a) of the Global Restricted Stock Unit Award Agreement.
Termination of Employment. The following provision replaces Section (i) of the General Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
For purposes of the RSUs, Participant’s termination of employment is deemed to occur as of the date is the earliest of (i) the date of termination of Participant’s employment, (ii) the date Participant receives notice of termination from the Employer, and (iii) the date Participant is no longer actively providing service (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”), and unless otherwise determined by the Committee, Participant’s right to vest in the RSUs, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is
Approved May 2023

no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting;
The following provisions will apply if Participant is a resident of Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 2 of the General Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and/or any Affiliate to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Affiliate to record such information and to keep such information in Participant’s employee file.
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Information. The sale or other disposal of the Shares acquired at vesting of the RSUs may not take place within Canada. Participant will be permitted to sell or dispose of any Shares under the Plan only if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. Participant is required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds C$100,000 at any time in the year. Foreign specified property includes Shares acquired under the Plan, and may include the RSUs. The RSUs must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if Participant owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The form must be filed by April 30 of the following year. Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.
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CHINA

The following provisions apply to you if you are a People’s Republic of China (“PRC”) national:
Vesting of RSUs. The following provision supplements Section 2 of the Global Restricted Stock Unit Award Agreement:
In addition to the vesting schedule set forth in Section 2 of the Global Restricted Stock Unit Award Agreement, the vesting of the RSUs is conditioned on the continued effectiveness of the Company’s registration of the Plan with the PRC State Administration of Foreign Exchange, or its local counterpart (“SAFE”) (the “SAFE Registration Requirement”). In the event that the SAFE Registration Requirement has not been met prior to any date(s) on which the RSUs are otherwise scheduled to vest, the vesting date for any such RSUs shall instead occur once the SAFE Registration Requirement is met, as determined by the Company in its sole discretion. If or to the extent the Company is unable to maintain the SAFE registration, no Shares subject to the RSUs for which a SAFE registration cannot be maintained shall be issued.
Forced Sale of Shares. The Company has discretion to arrange for the sale of the Shares issued upon settlement of the RSUs, either immediately upon settlement or at any time thereafter. In any event, if Participant’s employment is terminated, Participant will be required to sell all Shares acquired upon settlement of the RSUs within such time period as required by the Company in accordance with SAFE requirements. Any Shares remaining in Participant’s brokerage account at the end of this period shall be sold by the broker (on Participant’s behalf and Participant hereby authorizes such sale). Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any withholding of Tax-Related Items, broker’s fees or commissions, and any similar expenses of the sale will be remitted to Participant in accordance with applicable exchange control laws and regulations.

Due to fluctuations in the price of the Common Stock and/or the U.S. Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the fair market value of the Shares on the vesting date (which is the amount relevant to determining Participant’s liability for Tax-Related Items). Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and that the Company assumes no liability for any fluctuation in the price of Common Stock and/or U.S. Dollar exchange rate.

Shares Must Remain With Company’s Designated Broker. Participant agrees to hold any Shares received upon settlement of the RSUs with the Company’s designated broker until the Shares are sold. The limitation shall apply to all Shares issued to Participant under the Plan, whether or not Participant remains employed by the Company or an Affiliate.
Exchange Control Obligations. Participant understands and agrees that Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan, any cash dividends paid on such Shares, and any dividend equivalents. Participant further understands that
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such repatriation of proceeds may need to be effected through a special bank account established by the Company (or an Affiliate), and Participant hereby consents and agrees that any sale proceeds, cash dividends, and dividend equivalents may be transferred to such special account by the Company (or an Affiliate) on Participant’s behalf prior to being delivered to Participant and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to Participant in local currency, Participant acknowledges that the Company (and its Affiliates) are under no obligation to secure any particular exchange conversion rate and that the Company (and its Affiliates) may face delays in converting the proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company (or its Affiliates) in the future in order to facilitate compliance with exchange control requirements in China.
INDIA
Notifications
Exchange Control Information. Any proceeds from the sale of Shares acquired under the Plan must be repatriated to India within specified timeframes as required under applicable regulations. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
Foreign Account/Asset Reporting Information. Indian residents are required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on their annual tax returns. Participant should consult with his or her personal tax advisor to determine Participant’s reporting requirements.
PERU
Terms and Conditions
Securities Law Information. The grant of RSUs is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan, the Award Agreement and any other materials or documentation made available by the Company. For more information regarding the Company, please refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Company’s “Investor Relations” website at https://investors.mosaicco.com/home/default.aspx.
Labor Law Acknowledgment. By accepting the RSUs, Participant acknowledges that the RSUs are being granted ex gratia with the purpose of rewarding Participant.
Approved May 2023